Exhibit 99.1

Picard Medical Marks Public Company Milestone by Ringing the NYSE Opening Bell

— Picard Medical, Inc. / SynCardia Systems LLC commemorate the Company’s transition to the public markets and continued advancement of their Total Artificial Heart technology —

TUCSON, Ariz., Dec. 18, 2025 – Picard Medical, Inc. (NYSE: PMI) (“Picard” or the “Company”), parent company of SynCardia Systems LLC, maker of the world’s first total artificial heart approved by both the U.S. Food and Drug Administration (FDA) and Health Canada, today announced that it will ring the Opening Bell at the New York Stock Exchange on December 18, 2025, marking the Company’s transition to the public markets and its continued commitment to advancing total artificial heart therapy for patients with end-stage heart failure.

“We are proud to mark Picard Medical’s transition to a newly public company,” said Patrick NJ Schnegelsberg Chief Executive Officer of Picard Medical. “Our technology has supported patients worldwide and becoming a public company strengthens our ability to advance our artificial heart platform including the fully implantable Emperor system. This marks an important next phase as we build on decades of clinical leadership pioneering the world’s first life-sustaining total artificial heart, advancing our next-generation technology and creating long-term value.”

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world.

For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, http://www.sec.gov.

Contact:

Investors
Eric Ribner
Managing Director
LifeSci Advisors LLC
eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC
IR@picardmedical.com

General/Media
Brittany Lanza
blanza@syncardia.com